                                                                   EXHIBIT 10.70

                             SEPARATION AGREEMENT


      THIS SEPARATION AGREEMENT is made and entered into as of this 5th day of November, 1996, by and between STEVE GREATHOUSE, residing at 7140 Darby Avenue, Las Vegas, Nevada 89117 (the "Executive"), and ALLIANCE GAMING CORPORATION, a Nevada corporation, having its principal offices at 6601 South Bermuda Road, Las Vegas, Nevada 89119 (the "Corporation").

                              W I T N E S S T H:

      WHEREAS, the Executive has been employed by the Corporation as its President and Chief Executive Officer and in other capacities; and

      WHEREAS, the Executive and the Corporation desire to settle fully and finally all matters between them to date, including without limitation, any issues that might arise out of the Executive's employment or the termination of his employment;

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

      1. EMPLOYMENT STATUS. The Executive and the Corporation agree that on the earlier to occur of (a) December 31, 1996, (b) the date on which a successor chief executive officer is named by the Corporation, or (c) a date otherwise determined by the Board of Directors of the Corporation in its discretion (in each case, the "Termination Date"), the Executive shall cease to be the President and Chief Executive Officer of the Corporation, and shall cease all other officer and employee positions with the Corporation and its subsidiaries and affiliates. The Executive also hereby agrees to resign, effective on the Termination Date, his membership on the Board of Directors (and all Board of Director committees) of the Corporation and its subsidiaries and affiliates.

      2. SEVERANCE BENEFITS.

            (a) CASH REMUNERATION. The Corporation shall (i) continue to pay to the Executive his base salary in the amount of $400,000 per annum up to and including the Termination Date, (ii) pay the Executive, within five days after the Termination Date, an additional amount equal to $500,000 less the aggregate amount paid to the Executive under clause (i) above for the period commencing on the date of this Agreement and ending on the Termination Date, and (iii) pay any expense reimbursement amounts accrued through the Termination Date, in the case of clauses (i) and (iii) above, at the time such payments would otherwise have been due and payable under the Employment Agreement, dated as of August 15, 1994 with the Corporation (the "Employment Agreement").

            (b) The Corporation also shall provide to Executive the following additional severance benefits, the costs of which are not deducted from or offset against any amounts otherwise payable to Executive as severance benefits hereunder.

                  (i) HEALTH INSURANCE COVERAGE. The Corporation at its cost shall provide Executive and his family with the health insurance benefits and coverage (including medical, dental and vision) that Executive and his family enjoyed as of the Termination Date, until August 14, 1997, at which time Executive and his family shall be entitled to elect COBRA if they are eligible under COBRA.

                  (ii) VACATION. Executive is entitled to and may take before December 31, 1996 six weeks of accumulated paid vacation. If Executive elects not to take six weeks of accumulated paid vacation before December 15, 1996, the Corporation shall pay him for his accumulated vacation in cash on December 31, 1996.

                  (iii) LIFE INSURANCE. The Corporation shall continue the payment of the premiums on the life insurance policy covering Executive's life as it has during his employment, until August 14, 1997, and thereafter fully cooperate with Executive if Executive elects to transfer ownership of the policy to him or his designee.

                  (iv) STOCK OPTIONS. Notwithstanding any contrary provision in the August 15, 1994 Employment Agreement or in any other stock option plan of the Corporation, including the 1991 Incentive Stock Option Plan, all Executive's unvested Employment Options (as defined in the Employment Agreement) shall vest and become exercisable as of the Termination Date. In addition, such Employment Options shall remain exercisable until August 29, 2001.

                  (v) INCENTIVE WARRANTS. Executive remains entitled to the Incentive Warrants under Section 4(c) of the Employment Agreement and nothing in this Agreement is intended to limit or reduce Executive's rights thereto.

                  (vi) EXECUTIVE SECRETARY SEPARATION ALLOWANCE. If the employment of Executive's secretary terminates between December 31, 1996 and June 15, 1997, the Corporation at its cost will pay and/or provide as severance benefits to Executive's secretary: continuation of her current salary and health care coverage for 15 weeks after her termination, after which she will be entitled to COBRA if eligible.

            (c) Neither party shall have any further liability or obligation to the other, except as provided in this Agreement or letter agreement, of even date herewith, between the Executive and the Corporation. The Executive and the Corporation each agree that the covenants in Section 10 of the Employment Agreement shall be of no further force and effect following the Termination Date.

      3. COOPERATION/CONSULTING. The Executive agrees to make himself available during the first week of work performed by any succeeding chief executive officer to answer questions, introduce staff and provide a general overview of the gaming industry. The Corporation shall retain the Executive as a consultant for one year after the Termination Date and shall pay the Executive a consulting fee equal to $225,000 (payable within five days after the Termination Date and in addition to any Severance Benefits under Section 2 hereof). The Executive or the Corporation shall have the right to terminate the consulting arrangement at any time for any reason.

      4.    CONFIDENTIAL INFORMATION AND NON-DISPARAGEMENT.

            (a) In accordance with NRS 600A.010 et seq. (the so-called Uniform Trade Secrets Act), the Executive shall hold in a fiduciary capacity for the benefit of the Corporation and its stockholders all secret, confidential or proprietary information, knowledge or data relating to the Corporation (and any of its subsidiaries or affiliates), which shall have been obtained by the Executive during or by reason of his employment by the Corporation. During and after the Executive's employment with the Corporation, the Executive shall not, without the prior written consent of the Corporation, communicate or divulge any such information, knowledge or data to any person or entity other than the Corporation (or such applicable subsidiaries or affiliates) and those designated by them which would result in any misappropriation under and as defined in such Act, except that, while employed by the Corporation or acting as a consultant to it, in furtherance of the business and for the benefit of the Corporation, the Executive may provide confidential information as appropriate to attorneys, accountants, financial institutions or other persons or entities engaged in business with the Corporation from time to time.

            (b) Each of the parties hereto agrees that from and after the date of this Agreement, neither shall, publicly or privately, disparage or make any statements (written or oral) that would impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other and/or the directors, officers, employees, shareholders and/or affiliates of the other, except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitral action to enforce the provisions of this Agreement, or (ii) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable law. For purposes of this Section 4(b), parties include officers and directors of the Corporation as of the date of this Agreement and thereafter.

      5. INDEMNIFICATION. To the fullest extent provided by applicable law, the Corporation shall indemnify and hold the Executive harmless against any and all expenses, liabilities and losses, including without limitation, reasonable attorneys' fees and costs, incurred or suffered by him in connection with his service as officer, director, employee or consultant of the Corporation. This indemnification and hold harmless by the Corporation, to the fullest extent provided by applicable law, covers all acts or omissions of Executive to and including the Termination Date and, thereafter, Executive's acts and omissions as consultant under Section 3 hereof, except in any case to the extent of the Executive's willful misconduct.

      6. ANNOUNCEMENT. The parties agree that neither will make any public announcement or issue any press release concerning Executive's termination from the Corporation, except the announcement attached hereto as Exhibit A which has been reviewed and approved by the parties, and except as otherwise required by law or compelled by any governmental or regulatory body having jurisdiction.

      7. AGREEMENT CONFIDENTIAL. The Executive represents and agrees that, unless required by any gaming regulatory authority, legal process, or in order to comply with applicable legal requirements, or as is reasonably necessary in connection with any adversarial process between the Corporation and the Executive, he will keep the terms of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to anyone except his financial, legal or tax advisor(s), his accountants, and his immediate family; provided that these individuals agree to keep said information confidential and not disclose it to others; provided, further, the fact that the parties have entered into a separation agreement is not deemed confidential, nor is the disclosure that the parties have entered into a separation agreement a breach of this Section 7. The Corporation represents and agrees that, unless required by any gaming regulatory authority, legal process or in order to comply with applicable legal requirements, or as is reasonably necessary in connection with any adversarial process between the Corporation and the Executive, it will keep the terms of this Agreement completely confidential, and that it will not hereafter disclose any information concerning this Agreement to anyone except its financial, legal or tax advisor(s), its accountants, its directors, and those employees of the Corporation who have a need to know about its terms; provided that these individuals agree to keep said information confidential and not disclose it to others and the fact that the parties have entered into a separation agreement is not deemed confidential, nor is the disclosure that the parties have entered into a separation agreement a breach of this Section 7; and provided further that the Executive shall have the opportunity to review any proposed public disclosure pursuant to applicable legal requirements with respect to any of the terms of this Agreement.

      8. STANDSTILL RESTRICTIONS. For a period of one year from the Termination Date (Restricted Period), except as specifically requested in writing by the Corporation, the Executive, singly or with any other person or directly or indirectly, shall not propose, enter into, or agree to enter into, or encourage any other person to propose, enter into, or agree to enter into (i) any form of business combination, acquisition or other transaction relating to the Corporation or (ii) any form of restructuring, recapitalization or similar transaction with respect to the Corporation. Furthermore, during the Restricted Period, except as specifically requested in writing by the Corporation, the Executive shall not, singly or with any other person or directly or indirectly,
(1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Corporation except through the exercise of stock options or incentive warrants held or acquired during his employment,
(2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Corporation (it being understood that the mere execution of a proxy or written shareholder consent relating to the shares owned by the Executive shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Corporation, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Corporation, (5) demand a copy of the Corporation's list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any voting securities of the Corporation or that seeks to affect control of the Corporation or for the purpose of circumventing any provision of this Agreement, (7) propose or support any director or slate of directors for nomination, appointment or election to the Board of Directors of the Corporation (it being understood that the mere execution of a proxy or written shareholder consent relating to the shares owned by the Executive shall not be treated as constituting such support), or (8) otherwise act to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Corporation. Furthermore, during the Restricted Period, the Executive shall not directly or indirectly (i) solicit for employment any of the current directors, officers or managers of the Corporation or (ii) induce any such directors, officers or managers to terminate his or her employment with the Corporation, except that immediately preceding clauses (i) and (ii) do not apply to Executive's secretary or to the Senior Vice President/General Counsel of the Corporation.

      9.    RELEASES.

            (a) In consideration of the payments and benefits to the Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Claims") which the Executive has, ever had or may have, or which the Executive's heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Corporation or the manner of said termination; provided, however, that this Section 9 shall not apply to any of the obligations of the Corporation (including the parties under Section 4(b) hereof), specifically provided for in this Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Corporation and/or any of its parent corporations, subsidiaries, shareholders, officers, directors, agents, affiliates, and employees, past or present, and their respective heirs, successors and assigns (collectively, the "Releasees"), including, without limitation --

                  (1) any Claims arising out of any employment agreement or other contract (including, without limitation, the Employment Agreement), side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied; and

                  (2) any Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12101 et seq., and Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000 et seq., and as each of these laws have been or will be amended, except that to the extent that any governmental authority or other third party, i.e., other than one of the Releasees, files a charge or institutes an investigation, lawsuit or any proceeding against the Executive based on any event, occurrence or omission during the period of the Executive's employment or consulting relationship with the Corporation, in which case the Executive will be permitted to implead or bring a court action against the Corporation and/or any of the Releasees for indemnification as provided under this Agreement, to the extent provided by applicable law.

            (b) In consideration of the obligations of the Executive under this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Corporation, the Corporation knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all Claims which the Corporation has, ever had or may have, including, without limitation, any Claims arising in whole or in part from the Executive's employment or the termination of the Executive's employment with the Corporation or the manner of said termination; provided, however, that this Section 9 shall not apply to any of the obligations of the Executive specifically provided for in this Agreement. This Agreement is intended as a full and final settlement and compromise of each, every and all Claims of every kind and nature, whether known or unknown, which have been or could be asserted against the Executive and his respective heirs, successors and assigns.

            (c) Notwithstanding anything to the contrary in this Section 9, the Executive does not release any claim he may have under any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which he was a participant during his employment with the Corporation for the payment of a benefit thereunder to which he would be entitled upon his termination of employment on the Termination Date in accordance with the terms of such plan.

            (d) The Executive understands that this Agreement affects significant rights and represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement, that he is voluntarily entering into this Agreement, and that he has been advised to consult with and has in fact consulted with legal counsel before entering into this Agreement.

            (e) This Agreement does not constitute any admission of wrongdoing, or evidence thereof, on the part of any of the parties hereto or the Releasees. Except as required by court order, any gaming regulatory authority, or to enforce the terms of this Agreement, this Agreement may not be used in any court or administrative proceeding.

      10. LEGAL FEES. The Executive shall be reimbursed for all reasonable legal fees incurred by the Executive in connection with his representation relating hereto and the review and preparation hereof, in all cases, up to and including the date of this Agreement.

      11. SCOPE OF AGREEMENT; ENFORCEABILITY. This Agreement constitutes the entire understanding and agreement between the Corporation and the Executive with regard to all matters herein and supersedes all prior oral and written agreements and understandings of the parties with respect to such matters, whether express or implied, including the Employment Agreement. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Corporation and its respective successors and assigns. If any term or provision of this Agreement, or the application thereof to any person or circumstances, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby, and each term of this Agreement will be valid and enforceable to the fullest extent permitted by law.

      12. MATERIAL INDUCEMENTS.

            (a) The provisions of Sections 4(a), 4(b), 6, 7 and 8 above are material inducements to the Corporation entering into and performing this Agreement. The Executive acknowledges and agrees that the Corporation will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of Sections 4(a), 4(b), 6, 7 and/or 8 of this Agreement. The Executive further agrees that the Corporation shall be entitled to injunctive relief to prevent any breach or threatened breach of Sections 4(a), 4(b), 6, 7 and/or 8 of this Agreement, and to specific performance of each of the terms of such sections in addition to any other legal or equitable remedies that the Corporation may have. The Executive also agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of Sections 4(a), 4(b), 6, 7 and/or 8 of this Agreement, raise the defense that the Corporation has an adequate remedy at law.

            (b) The provisions of Sections 4(b) and 6 above are material inducements to the Executive entering into and performing this Agreement. The Corporation acknowledges and agrees that the Executive will have no adequate remedy at law, and would be irreparably harmed, if the Corporation breaches or threatens to breach any of the provisions of Sections 4(b) or 6 of this Agreement. The Corporation further agrees that the Executive shall be entitled to injunctive relief to prevent any breach or threatened breach of Sections 4(b) or 6 of this Agreement, and to specific performance of each of the terms of such sections in addition to any other legal or equitable remedies that the Executive may have. The Corporation also agrees that it shall not, in any equity proceeding relating to the enforcement of the terms of Sections 4(b) or 6 of this Agreement, raise the defense that the Executive has an adequate remedy at law.

            (c) The parties acknowledge and agree that the provisions of Paragraph 13(b) of the Employment Agreement, entitled Material Inducements, are of no further force and effect and are replaced by this Section 12.

      13. AMENDMENTS/WAIVER. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.

      14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:    Mr. Steve Greathouse
                                    7140 Darby Avenue
                                    Las Vegas, Nevada 89117

            with a copy to:         Andrew S. Brignone, Esq.
                                    Morris, Brignone & Pickering
                                    300 S. Fourth Street, #1203
                                    Las Vegas, Nevada  89101

            If to the Corporation:  Alliance Gaming Corporation
                                    6601 South Bermuda Road
                                    Las Vegas, Nevada 89119
                                    Attn: General Counsel

            with a copy to:         Michael L. Hirschfeld, Esq.
                                    Milbank, Tweed, Hadley & McCloy
                                    1 Chase Manhattan Plaza
                                    New York, New York 10005

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

      15. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement (other than one seeking injunctive or other equitable relief under Sections 4(a), 4(b), 6, 7 and/or 8 of this Agreement) shall be settled exclusively by arbitration, conducted in Las Vegas, Nevada in accordance with the rules of the American Arbitration Association. The prevailing party is also entitled to an award of reasonable attorneys fees and costs. Judgment may be entered thereon. As to disputes or controversies for which injunctive or other equitable relief is sought under Sections 4(a), 4(b), 6, 7 or 8 of this Agreement, the action shall be commenced and conducted exclusively in a court of competent jurisdiction in Las Vegas, Nevada.

      16. NEUTRAL CONSTRUCTION. Each party to this Agreement and their attorneys have reviewed and participated in the drafting of this Agreement, and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting parties will not be employed or used in any interpretation of this Agreement.

      17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without reference to its choice of law provisions and shall be binding upon the parties and their respective heirs, executors, successors and assigns.

      18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed as of the date first above written.

                              ALLIANCE GAMING CORPORATION

                              By:
                                    --------------------------------------------
                                    Name:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                              --------------------------------------------------
                              STEVE GREATHOUSE